Exhibit (d)(4)

DIGITAL MICROWAVE CORPORATION
NOTICE OF GRANT OF STOCK OPTION

     Notice is hereby given of the following stock option grant (the “Option”) to purchase shares of the Common Stock of Digital Microwave Corporation (the “Corporation”):

Optionee: 1~

Grant Date: 2~

Vesting Commencement Date: 3~

Option Exercise Price: $4~ per share

Number of Option Shares: 5~ shares

Expiration Date: End of 120-month period measured from the Grant Date

Type of Option: Non-Statutory Option

Exercise Schedule: The Option shall become exercisable for the Option Shares in a series of five (5) successive equal annual installments upon Optionee’s completion of each year of Service (as defined in the attached Stock Option Agreement) over the five (5)-year period measured from the Vesting Commencement Date, with the first such installment to become exercisable upon Optionee’s completion of one (1)-year of Service measured from such Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares following the Optionee’s cessation of Service.

     Optionee understands and agrees that the Option is granted subject to and in accordance with the express terms and conditions of the Digital Microwave Corporation 1996 Non-Officer Employee Stock Option Plan (the “Plan”). Optionee further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee also acknowledges receipt of a copy of the official prospectus for the Plan attached hereto as Exhibit B. A copy of the Plan is also available upon request made to the Corporate Secretary at the Corporate Offices at 170 Rose Orchard Way, San Jose, California 95134.

     No Employment or Service Contract. Nothing in this Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any parent or subsidiary employing or retaining Optionee) or Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s Service at any time for any reason whatsoever, with or without cause.

DATED:         , 199

DIGITAL MICROWAVE CORPORATION

By:

Title:

1~, OPTIONEE

Address:

ATTACHMENTS:

Exhibit A: Stock Option Agreement
Exhibit B: Plan Prospectus

2